UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2025

Monroe Capital Income Plus Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-01301	83-0711022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 South Wacker Drive, Suite 6400
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 258-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

MC Income Plus Financing SPV V LLC’s Senior Secured Revolving Credit Facility with Capital One, National Association

On February 21, 2025, Monroe Capital Income Plus Corporation (the “Company”) entered into a senior secured revolving credit facility (the “Credit Facility”) with Capital One, National Association (“CONA”), through a newly-created wholly-owned subsidiary, MC Income Plus Financing SPV V LLC (the “SPV V”). In connection with this Credit Facility, the Company, as servicer, the SPV V, as borrower; the lenders from time to time party thereto; CONA, as administrative agent, and as swingline lender thereunder; U.S. Bank Trust Company, National Association, as collateral custodian and as collateral administrator; and U.S. Bank National Association, as document custodian entered into a Loan, Security and Servicing Agreement, dated as of February 21, 2025 (the “SPV V Credit Agreement”). The Company, as seller, and the SPV V, as buyer, also entered into a Purchase and Sale Agreement, dated as of February 21, 2025 (the “Purchase and Sale Agreement”).

The Credit Facility will allow the Company, through the SPV V, to borrow an aggregate principal amount of up to $250 million. Under the terms of the Credit Facility, the SPV V is permitted to reinvest available cash and make new borrowings under the Credit Facility through February 21, 2028. The maturity date of the Credit Facility is February 21, 2030, unless terminated earlier at the election of the SPV V, subject to the payment of a customary prepayment fee, or at the election of CONA following the occurrence of an event of default thereunder. Borrowings under the Credit Facility will bear interest at the Term Secured Overnight Financing Rate plus an applicable margin rate of 2.15% per annum. Advances under the Credit Facility are subject to availability governed by a borrowing base comprised of eligible loan assets, which receive advance rates under the Credit Facility of up to 75%. Undrawn capacity under the Credit Facility is subject to a non-usage fee of between 0.25% and 0.75% per annum on such undrawn capacity, depending on the level of usage of the Credit Facility.

The Credit Facility contains representations and warranties and affirmative and negative covenants customary for secured financings of this type. The Credit Facility also contains customary events of default (subject to certain grace periods, as applicable), including but not limited to the nonpayment of principal, interest or fees; breach of covenants; voluntary or involuntary bankruptcy proceedings; and change of control of the SPV V.

Borrowing under the Credit Facility remains subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Loan, Security and Servicing Agreement, dated as of February 21, 2025, by and among the SPV V, as borrower; the Company, as the servicer; the lenders from time to time party thereto; Capital One, National Association, as administrative agent, hedge counterparty and as swingline lender thereunder; U.S. Bank Trust Company, National Association, as collateral custodian and as the collateral administrator; and U.S. Bank National Association as the document custodian.

10.2	Purchase and Sale Agreement, dated as of February 21, 2025, by and among the Company, as seller, and the SPV V, as buyer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monroe Capital Income Plus Corporation

Date: February 27, 2025	By:	/s/ Lewis W. Solimene, Jr.
Lewis W. Solimene, Jr.
Chief Financial Officer and Chief Investment Officer